Exhibit 99.1

For immediate release	Contacts:	Mark Hendrix (Media Relations)
(202) 835-5162
Steve Tamburo (Investor Relations)
(202) 835-4309

RIGGS REPORTS 2004 FIRST QUARTER EARNINGS

RIGGS TO FOCUS ON DOMESTIC BANKING: WILL TAKE SERIES OF ACTIONS TO
SUBSTANTIALLY REDUCE RISK EXPOSURE IN LIGHT OF POST 9/11 BANKING ENVIRONMENT

ANNOUNCES ADDITIONS TO HOLDING COMPANY BOARD AND BANK MANAGEMENT

REGULATORY UPDATE PROVIDED

WASHINGTON, D.C., April 29, 2004 — Riggs National Corporation (NASDAQ: RIGS) today reported net income of $3.9 million, or $0.13 per diluted share, for the first quarter ended March 31, 2004. For the prior year’s first quarter Riggs had net income of $5.9 million, or $0.20 per diluted share. In the fourth quarter of 2003, Riggs incurred a net loss of $6.9 million, or ($.24) per diluted share.

In light of the changed global risk environment post 9/11 and the Company’s strategy of building its domestic banking business in the growing Greater Washington, D.C. marketplace, Riggs reported that its Board of Directors has authorized the implementation of management’s plan for substantially reducing Riggs’ risk exposure. The plan involves, among other things, Riggs exiting or selling most of its international banking businesses and focusing its embassy banking relationships on a more select client base. Accordingly, Riggs will pursue a buyer for its London and Channel Islands operations, close its Miami office, sell the corporate aircraft used in support of its international operations, and exit embassy banking accounts that do not meet strict risk-related criteria recently adopted by its Board and management. Riggs said that it expects to substantially curtail its international business activity by the end of the third quarter of 2004, although it expects to maintain Riggs Bank N.A.’s London branch, which has assets of approximately $200 million, to service customers who meet Riggs’ risk criteria.

As described further below, Riggs National Corp. and its banking subsidiary, Riggs Bank N.A., had shareholders’ equity of $389.3 million and $448.1 million, respectively, as of March 31, 2004, and their capital levels are substantially above the levels required to maintain “well capitalized” status for bank regulatory purposes.

Riggs also announced that it is strengthening the banking expertise of its bank management and its holding company board. During the first quarter, Lawrence Connell, a highly experienced banking executive as well as former regulator, joined Riggs Bank N.A. as Vice Chairman, initially focusing on, among other things, Riggs’ plans to exit or sell most of its international businesses and substantially reduce its embassy banking business. Anthony P. Terracciano, widely regarded as one of the top banking leaders in the industry, is joining the board of Riggs National Corp. as an independent director.

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Page Two — Riggs First Quarter 2004 Earnings

Riggs stated that, with the plans to sell or exit most of its international businesses, and the continued evolution of Riggs’ management team and changes to its organizational structure earlier this year, Riggs National Corp. Vice Chairman Joe L. Allbritton and Riggs Bank N.A. Board member Barbara Allbritton have decided to leave those boards and continue their support of Riggs strictly as shareholders. Accordingly, Mr. Allbritton will not stand for re-election to the holding company’s Board of Directors and Mrs. Allbritton will not stand for re-election to the Board of Directors of Riggs Bank N.A. In addition, Riggs said that Sir Christopher Meyer stepped down from the holding company’s Board during the first quarter.

Riggs stated that it is continuing to work closely with all its regulators to remediate its compliance procedures and assure that the integrity and reputation of Riggs is fully protected. Additional information on regulatory matters is provided later in this press release.

FIRST QUARTER 2004 EARNINGS

Net Interest Income

Net interest income for the first quarter of 2004 was $41.1 million. For the same quarter of 2003, net interest income was $48.2 million.

In accordance with an accounting interpretation adopted on October 1, 2003, Riggs deconsolidated the entities that have issued its trust preferred securities and began accounting for its trust preferred securities as long-term debt. As a result of this change, interest expense for the first quarter of 2004 includes $5.7 million on a pre-tax basis related to its trust preferred securities, whereas $5.4 million pre-tax was classified as minority interest expense in the first quarter of 2003.

As previously disclosed, in the third quarter of 2003, the United States Department of the Treasury changed the method by which it compensates financial agent banks. Under the prior compensation methodology, Riggs was compensated by interest earned on Department of Treasury deposit balances, which was reflected in net interest income. As a result of the change in compensation methodology, Riggs’ income of $2.3 million during the first quarter of 2004 in its capacity as a financial agent bank was recognized as non-interest income rather than interest income.

Non-interest Income

Non-interest income for the first quarter of 2004 totaled $25.5 million, a decrease of $600,000, or 2%, from the $26.1 million in the first quarter of 2003.

Service charges and other fees were $13.0 million for the period ended March 31, 2004, compared to $12.1 million for the same period in the prior year. Trust and investment advisory income for the first quarter of 2004 was $9.7 million compared to $9.4 million for the first quarter of 2003. Non-interest income included pre-tax securities gains of $226,000 for the first quarter of 2004, compared to pre-tax securities gains of $4.6 million in the comparable quarter of the prior year. Venture capital losses were $168,000, compared to $2.2 million in the first quarter of 2003. As discussed above, Riggs’ non-interest income for the first quarter of 2004 includes $2.3 million earned in its capacity as a financial agent bank of the United States Treasury, whereas prior to the third quarter of 2003 such compensation was recognized as interest income.

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Page Three — Riggs First Quarter 2004 Earnings

Non-interest Expense

Non-interest expense for the 2004 first quarter was $60.3 million, compared to $58.9 million in the year-ago quarter. First quarter 2004 expenses included $650,000 in severance related to the previously announced reduction in force.

Capital Position

Riggs and Riggs Bank N.A. currently are classified as “well-capitalized” for purposes of federal banking regulations and have capital substantially above all regulatory capital requirements for such designation. The table below sets forth Riggs’ and Riggs Bank N.A.’s regulatory capital ratios as of March 31, 2004 and the regulatory capital requirements for “well capitalized” status:

	Riggs	Riggs Bank N.A.	Regulatory Capital Requirements for
			Well-Capitalized Status
Tier 1 Risk-Based	13.14%	11.62%	6.0%
Total Risk-Based	18.03%	12.36%	10.0%
Tier 1 Leverage	8.19%	7.40%	5.0%

The table below sets forth the amount of capital each of Riggs and Riggs Bank N.A. has in excess of the regulatory capital requirements for “well capitalized” status as of March 31, 2004:

	Riggs	Riggs Bank
Tier 1 Risk-Based	$275,535,000	$211,503,000
Total Risk-Based	$310,145,000	$88,742,000
Tier 1 Leverage	$197,588,000	$141,967,000

Non-performing Assets

Non-performing assets, including other real estate owned, were $2.1 million at March 31, 2004, compared to $4.4 million at March 31, 2003. Riggs’ reserve for loan losses at March 31, 2004 was $27.8 million, the ratio of loan loss reserve to total loans was 0.87%, and the ratio of loan loss reserve to non-performing loans was 1,354.61%.

INTERNATIONAL BUSINESS ACTIONS, FOCUS ON DOMESTIC BANKING

As described previously, Riggs is pursuing a plan to significantly reduce its risk exposure by exiting or selling most of its international businesses. Riggs will pursue buyers for Riggs Bank Europe, Limited, Riggs Bank & Trust Company (Channel Islands) Limited, and Riggs & Co International Limited; close Riggs International Banking Corporation (Miami); and exit all embassy banking relationships that do not meet strict criteria recently adopted by its Board and management. Riggs also will sell the corporate aircraft used in support of its international operations. Riggs’ only remaining international businesses will be embassy banking for a select base of customers and Riggs Bank N.A.’s London branch.

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Page Four — Riggs First Quarter 2004 Earnings

Riggs will incur a one-time, pre-tax charge of between approximately $15 million and $21 million in the second quarter of 2004 in connection with exiting or selling these businesses and relationships.

Riggs believes that these and previously initiated actions could reduce deposits by up to approximately $1.05 billion, including the previously disclosed approximately $360 million of deposits from a relationship that Riggs terminated, and assets by up to approximately $185 million. Riggs Bank N.A. expects to fund this reduction in deposits through its principal sources of liquidity, which consist of its customer deposit base, its portfolio of free (i.e., not pledged as collateral) securities, other liquid assets such as federal funds sold and borrowings under a Federal Home Loan Bank line of credit. Riggs Bank N.A. plans to supplement these liquidity sources with the sale of brokered deposits. As of March 31, 2004, Riggs Bank N.A. had approximately $937 million of free securities, approximately $371 million in federal funds sold and other short-term investments, and approximately $238 million remaining on its Federal Home Loan Bank line of credit for total liquid assets and lines of approximately $1.55 billion.

Riggs also reaffirmed its plans to add approximately 30 new branches in the Washington, D.C. suburbs over the next three years, including approximately ten new branches this year, and to increase its domestic wholesale and retail lending business. Consistent with this focus and strategic plan, management has introduced a competitive set of products for consumers and businesses, and has launched a new media campaign in support of these initiatives.

MANAGEMENT AND BOARD ADDITIONS

Mr. Connell, 67, most recently was a member of the Promontory Financial Group, which advises financial services organizations on credit, market and other risk-related matters. Prior to that, he served as Chairman, President and Chief Executive Officer of Household Bank, f.s.b. in 2002 and 2003. In 1998 he was appointed Senior Advisor in the U.S. Treasury Department’s Office of Technical Assistance.

Mr. Connell was appointed Bank Commissioner for the State of Connecticut in 1975 and, in 1977, President Carter appointed Mr. Connell to head the National Credit Union Administration, the U.S. federal regulatory agency for credit unions. Mr. Connell began his career in 1958 as a National Bank Examiner with the Office of the Comptroller of the Currency and also served as Deputy Regional Administrator of National Banks in California and New England before joining Hartford National Bank and Trust Company in 1968. Mr. Connell also has served as a member of the Advisory Committee to FinCEN, the Financial Crimes Enforcement Network. From 1981 and 1998, Mr. Connell also held senior executive positions at a number of banks.

Mr. Terracciano, 65, served as Chairman of Dime Bancorp’s Board of Directors from 1999 until 2002. He also served as Chairman, President and Chief Executive Officer of First Fidelity Corporation from 1990 to 1995, and then as President of Banking Operations and as a member of the Executive Committee and the Board of Directors of First Union Corporation from 1995 to 1997. Prior to joining First Fidelity, Mr. Terracciano was President and Chief Operating Officer of Mellon Bank Corporation from 1987 until 1990. He spent the first 23 years of his career with Chase Manhattan Bank Corporation, and at the time he left was Vice Chairman, Wholesale Banking and Investment Banking, and a member of the Board of Directors for Chase Manhattan Bank.

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Page Five — Riggs First Quarter 2004 Earnings

REGULATORY UPDATE

As previously disclosed, the Office of the Comptroller of the Currency (OCC) advised Riggs Bank N.A. that primarily as a direct result of its Bank Secrecy Act criticisms it expected to designate Riggs Bank N.A. as being in a “troubled condition.” The OCC has now formally advised Riggs Bank N.A. that it is designated as being in a “troubled condition.” A bank that is classified as being in a “troubled condition” must have any new director or executive officer approved in advance by the OCC and is subject, along with its holding company, to restrictions on making severance payments to the Bank’s directors, officers and employees under the FDIC’s “golden parachute rule.”

As also previously disclosed, the OCC and FinCEN are considering the imposition of civil money penalties against Riggs Bank N.A. for various Bank Secrecy Act related matters. Riggs Bank N.A. now understands that the OCC and FinCEN are each likely to assess a civil money penalty against the Bank. Riggs Bank N.A. has not been advised by the OCC or FinCEN of the proposed amount of such penalties. In addition, Riggs Bank N.A. has been advised by the OCC that it intends to modify the Bank’s existing Consent Order or impose a new Consent Order on the Bank that is intended to enhance the existing enforcement action. Riggs Bank N.A has not been provided with any modification or new order.

The OCC is also continuing to review the involvement of employees, officers and directors of Riggs Bank N.A. in connection with its compliance with anti-money laundering laws and regulations and its Consent Order with the OCC and is considering whether to institute a civil money penalty proceeding against such individuals. In connection with that review, Riggs Bank N.A.’s directors and certain officers, as well as two former officers, have been afforded the opportunity by the OCC to submit information to the OCC and have done so.

The Federal Reserve has advised Riggs that it will request Riggs National Corp. and Riggs International Banking Corporation, a Miami-based Edge Act corporation subsidiary of Riggs Bank N.A. regulated by the Federal Reserve, to enter into an enforcement order. Although Riggs has not been provided with any order, Riggs understands that the enforcement order may include a requirement that Riggs National Corp. obtain the prior approval of the Federal Reserve prior to declaring and paying dividends, including dividends on its trust preferred securities, and interest at the holding company level. The Federal Reserve has approved Riggs’ first quarter common stock dividend being announced today. The entry by Riggs into the enforcement order may, depending upon the terms, result in it being considered to be in a “troubled condition” as well with the same consequences at the holding company level as at the Riggs Bank N.A. level.

Riggs expects these regulatory actions to increase its costs of doing business but cannot quantify the amount of the increases. In addition, the ultimate amount of any civil money penalty, which is expected to be known in the second quarter, could be material to the financial condition and/or results of operations of Riggs.

DIVIDEND

Separately, the Board of Directors of Riggs National Corporation declared a dividend of $.05 per share on its Common Stock. The dividend is payable May 17, 2004, to shareholders of record on May 12, 2004.

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Page Six — Riggs First Quarter 2004 Earnings

COMMENTARY

Riggs stated, “Riggs takes regulatory matters very seriously and fully recognizes that all financial institutions must continue to make changes to operate effectively and securely in the post-9/11 environment. We have been dedicating very substantial resources to adapting and vigorously putting in place the appropriate expertise, compliance systems and technology to fulfill the increased responsibilities that have been placed on banks and financial institutions. Since 9/11 Riggs has been fully cooperative with all law enforcement agencies, providing timely information upon their request. We recognize the need to ensure that we also meet all of the expectations of our regulators.

“We also have concluded that in the changed environment it is in Riggs’ best interest to reduce risk levels substantially by exiting or selling most of our international banking businesses and concentrating our embassy banking business activities on a customer base that meets strict risk-related criteria adopted by our Board and management.

“Having completed in mid-2003 our technology and operations overhaul and upgrade to help us operate more efficiently, better serve our customers, and more effectively monitor account activity, we developed during the second half of last year a strategy for focusing our growth efforts on attractive local market opportunities. Our strategy is to grow Riggs by concentrating our time, energy and capital on competing aggressively in the dynamic Greater Washington market, where we can build upon the strengths of our franchise, the Riggs brand and our reputation for providing excellent and knowledgeable service to our clients. In support of this strategy, Riggs executed several organizational changes that became effective at the beginning of 2004, and we are pleased to be able to further strengthen our holding company’s board and our bank’s management, respectively, with the additions of Tony Terracciano and Larry Connell, two highly experienced banking executives.”

Riggs will be filing shortly its quarterly report on Form 10-Q with the SEC.

* * *

Riggs National Corporation, the largest bank holding company headquartered in the nation’s capital, has 48 branches in the Washington, D.C. metropolitan area. Riggs commands the largest market share in the District of Columbia and specializes in banking and financial management products and services for individuals, nonprofit organizations, and businesses.

***

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about potential regulatory actions, the anticipated cost savings and losses, efficiency gains, performance and customer service enhancements, and other effects of the initiatives described above. A variety of factors could cause the Company’s results and experiences to differ materially from those expressed or implied by the forward-looking statements, including the Company’s success in executing these strategies, its business generally and the actions of regulatory authorities. Additional factors that could affect the Company’s future earnings, operations, performance, development, growth and projections, include, but are not limited to, the weakening of the economy, changes in credit quality or interest rates, the impact of competitive products, services and pricing, customer business requirements, loss of a significant customer, Congressional legislation, government investigations and regulatory actions, the timing of technology enhancements for products and operating systems, volatility of the venture capital portfolios, the collectability of loans and similar matters.

Financial Tables attached

Page Seven — Riggs First Quarter 2004 Earnings

RIGGS NATIONAL CORPORATION
FINANCIAL HIGHLIGHTS (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2004	2003
EARNINGS:
Interest Income	$59,417	$64,253
Interest Expense	18,328	16,053

Net Interest Income	41,089	48,200
Provision for Loan Losses	—	926

Net Interest Income After Provision for Loan Losses	41,089	47,274
Noninterest Income Excluding Securities Gains, Net	25,307	21,502
Securities Gains, Net	226	4,627

Total Noninterest Income	25,533	26,129
Total Noninterest Expense	60,337	58,946
Income (Loss) Before Taxes and Minority Interest	6,285	14,457
Applicable Income Tax Expense (Benefit)	1,627	4,997
Minority Interest, Net of Taxes	743	3,531

Net Income (Loss)	$3,915	$5,929
Basic Earnings (Loss) Per Share	$.14	$.21
Diluted Earnings (Loss) Per Share	.13	.20
AVERAGES:
Total Assets	$6,241,580	$6,775,904
Total Earning Assets *	5,544,594	6,169,431
Total Loans, Net of Premium, Discount & Fees	3,229,263	3,006,181
Total Interest-Bearing Deposits	3,570,812	4,607,395
Total Noninterest-Bearing Deposits	642,027	557,074
Total Deposits	4,212,839	5,164,469
Total Interest-Bearing Liabilities	5,015,058	5,453,026
Total Stockholders’ Equity	379,096	392,346
OTHER FINANCIAL INFORMATION:
Venture Capital Investment Loss	$(168)	$(2,222)
Net Interest Margin**	3.07%	3.25%
Return on Average Assets	.25%	.35%
Return on Average Stockholders’ Equity	4.15%	6.13%
Common Shares Outstanding	28,953,184	28,533,918
Average Common Shares Outstanding	28,845,364	28,528,109
Average Diluted Shares Outstanding	29,901,046	28,965,398
Book Value Per Common Share Outstanding	13.44	13.74
Period End Stockholders’ Equity to Total Assets	6.30%	5.57%
PERIOD END:
Total Assets	$6,179,275	$7,037,184
Total Earning Assets *	5,551,463	6,475,738
Total Loans, Net of Premium, Discount & Fees	3,198,622	3,084,225
Total Goodwill	5,744	6,694
Total Interest-Bearing Deposits	3,161,780	4,545,305
Total Noninterest-Bearing Deposits	986,092	744,803
Total Deposits	4,147,872	5,290,108
Total Interest-Bearing Liabilities	4,550,924	5,467,553
Minority Interest-Trust Preferred Securities***	72,634	248,584
Total Stockholders’ Equity	389,258	391,969

*Excludes venture capital investments
**Tax-equivalent basis
***At March 31, 2004, Riggs Capital Il, an entity that holds some of our trust preferred securities, has been deconsolidated in accordance with FIN 46.

Additional Information: As also previously disclosed, the OCC and FinCEN are considering the imposition of civil money penalties against Riggs for various Bank Secrecy Act related matters. Riggs has now concluded that it is probable that the OCC and FinCEN will seek to impose a civil money penalty against the Bank. Riggs has enquired but to date has not been advised by the OCC or FinCEN of the proposed amount or the potential range of amounts of any such penalty. In accordance with FAS 5 and FIN 14, the Company has considered all information available to determine if an amount or ranges of amounts of a potential penalty can be reasonably estimated. In the absence of such advice from the OCC and FinCEN, the Company believes that there is not a reasonable basis to quantify a specific amount or range of amounts. Accordingly, as of March 31, 2004 no accrual has been recorded. The ultimate amount of any penalty, which is expected to be known in the second quarter, could be material to the financial condition and/or results of operations of the Company.

Page Eight — Riggs First Quarter 2004 Earnings

RIGGS NATIONAL CORPORATION
FINANCIAL HIGHLIGHTS (Unaudited)
(In thousands, except per share amounts)

	March 31,	March 31,
	2004	2003
NONPERFORMING ASSETS AND PAST DUE LOANS:
Nonaccrual Loans	$2,051	$4,264
Renegotiated Loans	—	—
Other Real Estate Owned and Other Repossessed Assets, Net	5	97

Total Nonperforming Assets	$2,056	$4,361
Loans Past Due 90 Days or More	$8,951	$11,283
Potential Problem Loans	$1,265	$119
Nonaccrual Loans to Total Loans	.06%	0.14%
Nonperforming Assets to Total Loans and Repossessed Assets Owned, Net	.06%	0.14%
Nonperforming Assets to Total Assets	.03%	0.06%
RESERVE FOR LOAN LOSSES:
Reserve for Loan Losses	$27,783	$25,797
Reserve for Loan Losses to Total Loans****	0.87%	0.84%
Reserve for Loan Losses to Nonaccrual and Renegotiated Loans	1,354.61	605.00%
Net Charge-Offs for the Three Months	$546	$1,035
Net Charge-Offs to Average Loans for the Three Months	0.02%	0.03%
CAPITAL RATIOS:
RIGGS NATIONAL CORPORATION:
Tier 1 Capital to Risk-Weighted Assets	13.14%	13.89%
Combined Tier 1 & Tier 2 Capital to Risk-Weighted Assets	18.03%	19.80%
Leverage	8.19%	7.46%
RIGGS BANK N.A.:
Tier 1 Capital to Risk-Weighted Assets	11.62%	12.54%
Combined Tier 1 & Tier 2 Capital to Risk-Weighted Assets	12.36%	13.27%
Leverage	7.40%	6.76%

****excludes loans held for sale in 2003 and 2004

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